EXHIBIT 99.1

AutoZone Appoints New CFO

Memphis, Tenn., April 21, 2006 (PRIMEZONE) -- AutoZone, Inc. (NYSE:AZO), the nation's leading auto parts retailer, today announced William (Bill) T. Giles will join the Company as Executive Vice President and Chief Financial Officer. Giles comes to AutoZone after 15 years with Linens 'n Things where he was most recently Executive Vice President and Chief Financial Officer.

Giles will report to Bill Rhodes, AutoZone's President and CEO, and will be a member of the Company's Executive Committee.

"We are very excited about Bill joining AutoZone and believe he will be a terrific asset to our Company. Bill's extensive experience and background in retail will provide added depth to our management team. We look forward to welcoming Bill to AutoZone," said Bill Rhodes.

"I am excited about this great opportunity and look forward to joining the nation's leading auto parts retailer," said Bill Giles.

Giles joined Linens 'n Things in 1991 as an Assistant Controller in the Finance Department. He was named the company's CFO in 1997, promoted to Senior Vice President in 2000, and Executive Vice President in 2003. He began his career in 1981 as an accountant at Price Waterhouse (now PricewaterhouseCoopers).

Giles holds a bachelor's degree in Accounting and Management from Alfred University and is a Certified Public Accountant.

About AutoZone:

As of February 11, 2006, AutoZone sells auto and light truck parts, chemicals and accessories through 3,655 AutoZone stores in the United States and 88 AutoZone stores in Mexico and also sells the ALLDATA brand automotive diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information and auto and light truck parts through www.autozone.com.

Contact Information:
Media: Ray Pohlman at 901 495-7962, ray.pohlman@autozone.com
Financial: Brian Campbell at 901 495-7005, brian.campbell@autozone.com